Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

AIRTRAN HOLDINGS, INC. AND

ROBERT FORNARO

This Employment Agreement (henceforth the “Agreement”) effective as of 24 day of May 2006 (the “Effective Date”) by and between ROBERT FORNARO (henceforth the “Executive”) and AIRTRAN HOLDINGS, INC., a Nevada corporation (henceforth the “Company”).

RECITALS

WHEREAS, the non–management members of the Company’s Board of Directors (henceforth the “Board”) believe the Executive to be the best qualified individual to protect and enhance the best interests of the Company and its stockholders and that entering into this Agreement to ensure the Executive’s continued and long–term employment with the Company is in the best interests of the Company and its stockholders; and

WHEREAS, the Board recognizes that, as in the case of many publicly–held corporations, the possibility of a change of control may exist and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that in the event of that contingency, it is imperative to be able to rely on management’s continuance and in particular, the leadership of the Executive and that appropriate steps should be taken to secure that essential service; and

WHEREAS, the Board and the Executive also desire to provide for a change of status for the Executive during the term of this Agreement in order to maintain the Executive’s continuing services; and

WHEREAS, the Executive and the Company now desire to enter into this Agreement;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and promises contained herein, the Company and the Executive agree as follows:

CONTRACT TERMS

1. DEFINITIONS

1.1 “Affiliate” means any Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Affiliated Company” means:

1.2.1 A member of a controlled group of corporations of which the Company is a member or;

1.2.2 An unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended (henceforth the “Code”) and regulations issued thereunder.

1.2.3 For purposes hereof, a “controlled group of corporations” shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code.

1.3 A “Change of Control” will be deemed to have occurred in the event that, after the Effective Date, any of the following events shall have occurred:

1.3.1 Any Person, or Persons acting together that would constitute a “group” (a “Group”), for purposes of Section 13(d) of the Securities Exchange Act of 1934 as from time to time amended, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 20% or more of the total voting power of all classes of Voting Stock of the Company;

1.3.2 Any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of the Company;

1.3.3 There occurs any transaction, or series of related transactions, and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the Company (or in the case of a transaction (or series) in which another entity becomes a successor to the Company, of the successor entity); or,

1.3.4 The Company shall cease to own a majority of the capital stock of its operating subsidiaries;

1.4 “Disability” shall mean the permanent and total inability by reason of mental or physical infirmity or both, of the Executive to perform the work customarily assigned to him. Additionally, a medical doctor, selected or approved by the Board must advise the Board that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of the Executive’s lifetime. If the Company secures an “own occupation” disability policy to cover its liability pursuant to this Agreement, such definition in the policy shall be deemed to control.

1.5 “Notice of Termination” means a notice which shall indicate the specific Termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Executive’s employment under the provision so indicated.

1.6 “Normal Retirement Date” means a date selected on written notice to the Company by the Executive on which the Executive shall retire from, and cease to perform services for, the Company in accordance with Company policy. The Executive’s retirement from, and cessation of performing services for, the Company upon his reaching such Normal Retirement Date shall constitute a Termination but shall not entitle Executive to benefits under Section 15 or Section 16 of this Agreement.

1.7 “Person” means any individual, corporation, partnership, trust, joint venture or other legal entity holding, or acquiring Voting Stock of the Company.

1.8 “Related Person” means, with respect to any Person, any other Person owning:

1.8.1 5% or more of the outstanding Common Stock of such Person; or,

1.8.2 5% or more of the Voting Stock of such Person.

1.9 “Termination” shall mean a cessation of the employment relationship between the Executive and the Company that constitutes a “separation from service” within the meaning of Code Section 409A, and the terms “Terminate” and “Terminated” shall have correlative meanings.

1.10 “Termination for Cause” means the Termination as a result of a conviction for a willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or a material breach of this Agreement on the part of the Executive that is not cured within ten (10) business days of notification by the Company.

1.11 “Voting Stock” means any equity security or series of equity securities, issued by the Company which are entitled to vote for Directors of the Company.

2. TERM

2.1 Term – The term of this Agreement shall commence on the date first noted above, and shall terminate on the third anniversary of such date (“Term”) unless extended, pursuant to Section 2.2, or modified pursuant to Section 3.2.

2.2 Extension – This Agreement shall be automatically extended by one year upon the expiration of the Term or any renewal term, unless the Company provides 90 days notice before such expiration of the intention to terminate the Agreement (“Extended Term”). No termination of this Agreement pursuant to the Company’s providing such notice shall constitute Termination of Executive’s employment by the Company for purposes of determining whether, or to what extent, a benefit is payable hereunder.

2.3 Compensation during Extended Term – If pursuant to Section 2.2 this Agreement is extended by the Company for an additional year upon the expiration of the original Term (but not upon the expiration of any renewal term), the Company will pay Executive on the first day of the Extended Term a one-time lump sum payment equal to his then-current base salary rate. This one-time payment is in addition to Executive’s annual base salary and/or bonus payable with respect to such additional year pursuant to Section 4.

3. POSITION AND DUTIES

3.1 Executive shall be employed by Company as its President and Chief Operating Officer during the Term of this Agreement except as provided in Section 3.2 below. Executive shall report directly and solely to Company’s Chairman and Chief Executive Officer. The Board agrees to nominate Executive for election to the Board as a member of its slate at each annual meeting of stockholders during the Term and the Extended Term. Executive agrees to serve on the Board if elected. The duties and responsibilities of President and Chief Operating Officer shall be as defined in the By–Laws of Company in effect as of the date hereof, and shall be without consideration of other positions Executive may hold with the Company. Executive’s services are mutually agreed to be unique.

3.2 During Executive’s period of service hereunder, Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by the Company’s Board. During the Term, except for Disability, illness and vacation period and except as otherwise provided herein, Executive shall devote his full productive time, attention and energies to the position of President and Chief Operating Officer.

3.3 Executive’s expenditure of reasonable amounts of time in connection with outside activities, not competitive with the business of the Company, such as outside directorships or charitable or professional activities shall not be considered in contravention of this Agreement so long as such activities do not materially interfere with his performance of this Agreement. Further, it is understood and agreed by the parties hereto that Executive is entitled to engage in passive and personal investment activities not materially interfering with his performance of this Agreement.

3.4 Service as an executive of an Affiliated Company, whether separately compensated or not, shall not be considered in contravention of this Agreement.

4. SALARY

4.1 Throughout the Term of this Agreement, the Executive shall receive an annual base salary of at least $420,000.

4.2 The Compensation Committee of the Board shall review the Executive’s salary at least annually, at or during the July Compensation Committee meeting. The Compensation Committee may increase the base salary based upon relevant considerations, including, but not limited to the performance of the Executive and the Company, changes in the cost of living and competitive compensation data.

5. INCENTIVE COMPENSATION

In addition to the salary stated in Section 4, the Executive shall be eligible during the Term for an annual cash incentive award based on his performance and the performance of the Company in accordance with the management incentive plan as it may be in effect from time–to–time with an annual target of one hundred and twenty percent (120%) of the Executive’s year-end base salary rate. Any such cash incentive award shall be paid to Executive not later than 2 1/2 months following the close of the calendar year to which such incentive award relates.

6. STOCK GRANT

6.1 As of the Effective Date, the Executive shall be granted an aggregate of 75,000 shares of the Company’s Common Stock, par value $.001 per share (“Shares”). The Shares shall vest as follows: 100% on the third anniversary of the Effective Date; provided, however, that if during the Term of this Agreement Executive is elected as Chairman or Chief Executive Officer of the Company, the Shares shall, to the extent not previously vested, vest in full on the later of (i) the date of such election and/or (ii) the first anniversary of the Effective Date.

6.2 In addition to the one-time grant provided in section 6.1 above, Executive shall be eligible for annual stock grants at times and grant levels as determined and provided for by the Board.

7. REIMBURSEMENT OF EXPENSES

The Executive, during the Term shall be authorized to incur and shall be reimbursed by the Company for all reasonable expenses for the advancement of the Company’s business pursuant to standing Company policy at least monthly. The Executive agrees to provide to the Company such information as may be reasonably necessary to substantiate any reimbursement or payment of such expenses at such time as is consistent with Company policy but in no event later than 30 days following the close of the calendar year in which such expense is incurred. Upon receipt of such substantiation, the Company shall pay or reimburse such expenses promptly in accordance with Company policy but in no event later than 2 1/2 months following the close of the calendar year in which such expense was incurred by the Executive.

8. MEDICAL BENEFITS ON RETIREMENT

The Executive and/or his spouse, on or after the Executive’s Normal Retirement Date and/or immediately upon Termination under paragraphs 10, 12, 13.3, 13.4 and/or 15 hereunder, shall be entitled to participate in such postretirement medical/dental plans that the Company makes available to other retired officers; provided, however, that:

8.1 in the event of a Termination for Cause under paragraph 12.2, the entitlement of the Executive and/or his spouse to participate in such postretirement medical/dental plans shall end on the third anniversary of such Termination; and

8.2 in the event of a Termination under paragraph 15 that occurs prior to executive’s attaining age 55, to the extent permitted by applicable law, Executive shall be credited under such plans and those of any successor with such additional service, up to a total of 5 years, as is necessary for eligibility purposes.

9. OTHER BENEFITS

9.1 The Executive shall be eligible to participate in any and all other benefit programs which are, and which may be in the future, generally available to members of the Company’s management, including, but not limited to group health, disability, and life insurance benefits, participation in any pension, retirement and/or profit-sharing plans, financial planning, or other perquisites.

9.2 Except as otherwise provided herein, the Company shall provide free on-line air transportation on any route maintained by the Company for the Executive and his spouse for the lifetimes of both the Executive and his spouse. The Company shall provide to the Executive’s pass-eligible dependents free on-line air transportation as and to the extent provided in the Company’s pass policy.

9.3 During the Term, the Company shall reimburse the Executive for all medical and dental expenses incurred by the Employee and his spouse. Expenses for medical care shall be deemed to include all amounts paid with respect to hospital bills, doctor and dental bills and drugs which are not compensated by insurance policies maintained by the Company. The Executive agrees to provide to the Company such information as may be reasonably necessary to substantiate any reimbursement or payment of such expenses not later than 30 days following the close of the calendar year in which such expense is incurred. Upon receipt of such substantiation, the Company shall promptly pay or reimburse such expenses, but in no event later than 2 1/2 months following the close of the calendar year in which such expense was incurred by the Executive or his spouse.

10. DISABILITY

If the Executive’s services hereunder are Terminated due to Disability as defined in the Agreement, the Executive shall receive:

10.1 His full salary for the remainder of the Term, payable in accordance with the regular payroll practices of the Company, offset by any amounts payable from a disability policy maintained by the Company.

10.2 Any stock options, stock grants or stock appreciation rights granted to the Executive shall be immediately vested; and,

10.3 The Executive and his spouse shall retain the travel benefits noted in Section 9.2.

11. DEATH BENEFITS

11.1 In addition to participation in any life insurance plans maintained by the Company, to the extent that the Company’s group term life insurance provides a death benefit of less than $1,000,000, the Company shall pay to the applicable insurance company the premium on a term life insurance policy to be owned by the Executive equal to the difference between the coverage provided by the Company and $1,000,000. Company’s premiums need only be sufficient to maintain the face death benefit of the policy.

11.2 This insurance policy shall be in lieu of any continuation of salary pursuant to Section 4 of this Agreement, other than accrued but unpaid salary.

11.3 Company shall pay all incentive compensation arising under Section 5 herein if such payment obligation under the terms of the then current incentive compensation plan vested prior to the Executive’s death.

11.4 The Executive’s spouse shall retain the travel benefits noted in Section 9.2.

12. TERMINATION BY THE COMPANY

Company shall have the right to Terminate the Executive’s service hereunder under the following circumstances provided that the Company timely serves a Notice of Termination:

12.1 Upon ten (10) business days service of a Notice of Termination from the Company to the Executive in the event of Disability which has incapacitated the Executive from performing his duties for a period of at least six (6) consecutive months, subject to the provisions of Section 10.

12.2 For Cause, as defined in this Agreement, upon immediate service of a Notice of Termination;

12.3 Upon immediate service of a Notice of Termination to the Executive where the Board, by a majority vote, elects to Terminate the Executive for any reason, other than the reasons noted in Sections 12.1 and 12.2 above.

12.4 Upon the death of the Executive, subject to the provisions of Section 11.

13. TERMINATION BY THE EXECUTIVE

Executive shall have the right to Terminate his service under this Agreement upon 90 days written notice following the date on which the Executive becomes aware of any of the following events occurring without the consent of the Executive:

13.1 The Executive is not elected or retained as President and Chief Operating Officer and/or a director of the Company during the Term of this Agreement, including any extensions except as otherwise provided herein;

13.2 Any assignment to the Executive of any duties other than those reasonably contemplated by, or any limitation of the powers or prerogatives of Executive in any respect not reasonably contemplated by Section 3 of this Agreement;

13.3 Any removal of the Executive from responsibilities substantially similar to those described or contemplated in Section 3 hereof,

13.4 Any reduction in, or limitation upon the compensation, reimbursable expenses or other benefits provided in this Agreement, other than as may be required by valid public law or regulation;

13.5 Any assignment to the Executive of duties which would require him to relocate or transfer his principal place of residence or the transfer of the headquarters of the Company to any location without the expressed written agreement of the Executive.

14. BENEFITS FOLLOWING TERMINATION

14.1 If the Executive’s employment with the Company is Terminated pursuant to Section 12.1, the Executive shall receive the benefits noted in [Section 8 and] Section 11 of this Agreement.

14.2 If the Executive’s employment with the Company is Terminated pursuant to Section 12.2, this Agreement shall terminate immediately. Any unvested stock options or other benefits shall be immediately forfeited upon the effective date of Termination, as shall any accrued but unpaid amounts with regard to salary, bonuses or other benefits.

14.3 If the Executive’s employment with the Company is Terminated pursuant to Section 12.3, the Executive shall be entitled to:

14.3.1 A lump sum payment of one year’s salary plus the incentive award paid in the year prior to Termination, such amounts to be paid on the first regular payroll date (determined in accordance with the Company’s regular payroll practices) occurring after the effective date of such Termination;

14.3.2 Immediate vesting of any stock options and/or stock grants, to the extent provided in Section 6.2.3 of this Agreement;

14.3.3 Immediate vesting of any other benefits provided by the Company consistent with operation of law.

14.3.4 Company shall provide at its expense for Executive’s lifetime and his spouse’s lifetime health and welfare benefits, at least comparable to those benefits in effect on the date hereof or, if greater, immediately prior to the Date of Termination, including but not limited to medical, dental, disability, spouse and dependent care. At Company’s election, health benefits may be provided by reimbursing Executive or his spouse or child’s guardian, as the case may be, for the cost of converting group policy to individual coverage, or for the cost of extended COBRA coverage.

14.3.5 The Executive and his spouse shall retain the travel benefits noted in Section 9.2.

14.4 If the Executive’s employment with the Company is Terminated pursuant to Section 12.4, the Executive or his beneficiary or estate shall receive the benefits noted in Section 12 of this Agreement.

14.5 If the Executive Terminates his services under this Agreement pursuant to Section 13, he shall be entitled to the same benefits as if the Company had Terminated him without cause pursuant to Section 12.3.

14.6 If the Executive is Terminated by the Company other than for Cause or if the Executive Terminates employment for death, Disability or pursuant to Section 13, he will receive a prorated bonus for the year of Termination based upon the number of days worked in the year of Termination, such bonus to be paid not later than 2 1/2 months following the close of the calendar year in which such Termination occurs.

14.7 If the Executive Terminates his services under this Agreement other than pursuant to Section 13, he shall be entitled to:

14.7.1 Accrued but unpaid amounts with regard to salary and benefits, such amounts to be paid on the first regular payroll date (determined in accordance with the Company’s regular payroll practices) occurring after the effective date of such Termination;

14.7.2 Any previously vested Stock Options and/or Stock Grants;

14.7.3 Such other benefits and amounts as the Company shall determine appropriate.

14.7.4 No bonus shall be payable pursuant to Section 5 if the Executive Terminates employment prior to the end of a year other than pursuant to Section 13.

14.8 Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A, any payments or installments (including, without limitation, any amount payable pursuant to Section 15 or Section 27 hereof) which constitute “deferred compensation” under

Code Section 409A and would otherwise become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A and guidance issued thereunder) after Termination of the Executive’s employment for reasons other than death or Disability shall be delayed and all such delayed payments (or delayed installments) shall be paid in full in the seventh (7th) month after the date such Termination is effective (the “Date of Termination”), and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that during the first six (6) months after the Date of Termination, (i) pursuant to Section 8, 9, 11.1, 14.3.4, 14.4, 14.7.3 and/or 15.4.2 hereof, premiums or other contributions become due to any insurer or other third party in order to continue in effect any insurance policy or other contract necessary for the provision of the benefits referenced in such section[s] or amounts become payable to Executive with respect to such premiums or contributions, or (ii) pursuant to Section 9.2, 10.3, 14.3.5 or 15.4.3 hereof, Executive or eligible family members travel on any airline for which the lifetime pass privileges described in such section would be applicable, and in each case which constitute “deferred compensation” under Code Section 409A, Executive shall be responsible for paying such amounts described in clause (i) above in this paragraph directly to the insurer or other third party and for paying the costs of the tickets for such airline travel described in clause (ii) above in this paragraph and shall receive reimbursement from Company for such amounts in the seventh (7th) month after the Date of Termination.

15. CHANGE OF CONTROL

In the event of a Change of Control as defined in this Agreement: (a) the Termination benefits payable pursuant to this Section shall supersede any other Termination benefits and shall be in lieu of and not in addition to the Termination benefits set forth elsewhere in this Agreement; and (b) any purported Termination of employment by the Company of the Executive shall be communicated by a Notice of Termination in accordance with the terms herein.

15.1 Any outstanding stock options shall vest 100% at the time of the Change of Control.

15.2 The Executive may elect to Terminate his services under this Agreement pursuant to this Section 15 if, within twenty-four (24) months following the occurrence of a Change of Control, any of the events described in Section 13 occurs without the consent of the Executive.

15.3 If the Company elects to Terminate his services under this Agreement within six months before or twenty four months following a Change of Control for any reason other than death, Disability or Cause, the Executive shall receive Termination benefits pursuant to this Section 15.

15.4 If the Executive’s services under Agreement are Terminated pursuant to this Section 15, Executive shall be entitled to:

15.4.1 Immediate vesting of any stock options and/or stock grants made prior to the Change of Control, but not previously vested and all such stock options shall remain exercisable in accordance with their terms;

15.4.2 To the extent permitted by the terms of the applicable plan, continued participation in any health or insurance plans maintained by the Company pursuant to Section 14.3.4;

15.4.3 The Executive and his spouse shall retain the travel benefits noted in Section 9.2;

15.4.4 Full base salary through the date of Termination payable in accordance with the Company’s regular payroll practices at the rate in effect at the time that the Notice of Termination is served plus all other amounts to which the Executive is entitled under any benefit or compensation plan at the time such payments are due under the terms of such plans, including but not limited to payments arising under Section 5 even if the payment obligation arises after the date of Termination;

15.4.5 A lump sum payment equal to the greater of: (i) two-times the sum of the Executive’s total salary and bonus during the 12–month period prior to the Change of Control, or (ii) two-times the sum of the average annual salary and average annual bonus paid to Executive during the three (3) years prior to the Change of Control, which shall be paid to Executive in lieu of any other Termination benefits under this Agreement other than those specified in this Section 15. Such amount shall be payable on the first regular payroll date (determined in accordance with the Company’s regular payroll practices) occurring after the effective date of such Termination;

15.4.6 If all or any portion of the amounts payable to Executive or his Estate under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code (or similar state tax and/or assessment), Company shall pay to Executive an amount necessary to place Executive in the same after-tax position as Executive would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such additional amount shall initially be made by the independent accounting firm then employed by Company. If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Company (or its successor) shall pay Executive an amount equal to the sum of (1) such additional excise taxes, (2) any interest, fines and penalties resulting from such underpayment, plus (3) an amount necessary to reimburse Executive for any income, excise or other taxes payable by Executive with respect to the amounts specified in (1) and (2) above, including any income, excise or other taxes payable with respect to such amounts, and the reimbursement provided by this clause. Notwithstanding anything in this Section 16 to the contrary, Executive may elect in his sole discretion not to have any portion of any payment be paid or not to have the vesting of any Options accelerated in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

15.4.7 Executive shall not be required to mitigate the amount of any payment provided in this Section 15, nor shall the amount of any payment be reduced by any compensation earned by the Executive as a result of employment by another employer or otherwise.

16. INDEMNIFICATION

In the event Executive is made, or threatened to be made a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that Executive is, or was, a director or officer of the Company or serves or served any other Affiliate in any capacity at the request of the Company, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, to the full extent permitted by law, if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

17. REMEDIES

Company recognizes that because of Executive’s special talents and opportunities, in the event of Termination by the Company, other than for Cause, Company acknowledges and agrees that the provisions of this Agreement, regarding further payment of base salary, incentives, and vesting and exercisability of options and other benefits constitute fair and reasonable provisions for the consequences of such Termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remaining period of the Agreement. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

18. BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, distributees and assigns, and the Company, its successors and assigns. Executive may not, without the expressed written consent of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. If the Executive should die while any amounts would still be payable to the Executive had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to the Executive’s estate, or to his Beneficiaries, if such beneficiary designation is so provided.

19. NO ATTACHMENT

Except as required by law or with the consent of the Company or by laws of descent and distribution or permitted designation, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

20. ASSIGNMENT

Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, at Executive’s election, be deemed a material breach of this Agreement. In such event, the Executive shall be entitled to compensation equal to the greater of the benefit payable pursuant to Section 15.5 or Section 15.4. As used in this Agreement, “Company” shall mean the 4Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

21. WAIVER

No term or condition of this Agreement shall be deemed to have been waived, nor there any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

22. NOTICE

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered and acknowledged or delivered by United States registered mail, return receipt requested, addressed, in the case of the Executive to the Executive at: Robert Fornaro at his then current primary residence, as the Company may, from time to time be notified, and in the case of the Company, to the attention to the Corporate Secretary of the Company at the principal executive offices of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

23. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

24. NON–COMPETITION

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as is set forth in this Agreement and pursuant to his employment by the Company prior to the execution of this Agreement, the Executive has occupied and will occupy a position of trust and confidence, pursuant to which the Executive has developed and acquired and will develop and acquire experience and knowledge with respect to various aspects of the Company’s business and the manner in which such business is conducted. It is the expressed intent and agreement of the Executive and the Company that such knowledge and experience shall be used in the furtherance of the Company’s business interests. The Executive therefore agrees that during the twelve (12) calendar month period following the Termination of his services under this Agreement he will not accept employment with or serve as a paid or unpaid consultant to Southwest Airlines, Alaska Air Group, America West Holding Corporation, Delta Air Lines, JetBlue Airways Corporation, Hawaiian Holdings, Inc. Frontier Airlines, Inc., Midwest Air Group, Inc. and/or any firm, partnership, corporation, joint venture or any entity of any sort or kind seeking to create and/or organize and/or receive certification as a U.S. scheduled air carrier. Although the Executive and the Company regard such a restriction as reasonable for the purpose of protecting the Company and its proprietary rights, in the event that the provisions of this paragraph should ever be deemed to exceed the time and/or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time and/or scope limitations permitted by applicable laws.

25. SEVERABILITY

If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with the law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall to the full extent consistent with the law continue in full force and effect.

26. ARBITRATION

26.1 Any disagreement, dispute, controversy or claim arising out of or in. any way related to this Agreement or the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof or the provision or failure to provide for any other benefits on a Change of Control pursuant to any other bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with the Company and or an Affiliate as “change of control: may be defined in such other agreements or plans, which benefits constitute “Parachute Payments” shall be settled exclusively and finally by arbitration. If this Section 27 conflicts with any provision in any such plan or 6agreement, this provision requiring arbitration shall control.

26.2 Arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators, one chosen by the Company, one chosen by the Executive and one chosen by the preceding two persons.

26.3 The parties shall equally divide all costs of arbitration.

26.4 The arbitration shall be conducted in Orlando, FL or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

26.5 Any decision or award of the arbitration tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive, to the extent permitted by law, any rights to appeal or review such award by any court of tribunal. The parties hereto agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

26.6 The parties stipulate that discovery may be held in any such arbitration proceeding as provided in the Florida Code of Civil Procedure, as may be amended from time to time.

27. LEGAL FEES

The Company shall pay all legal fees and expenses as incurred which my be incurred by the Executive in contesting or disputing matter under this Agreement, including but not limited to seeking to obtain or enforce any right or benefit provided in this Agreement, which payment shall be made in advance of the final disposition of such contest.

28. ENTIRE AGREEMENT

As of the Effective Date this Agreement contains the full understanding of the parties hereto. This Agreement may not be changed orally, but only

28.1 by the Company to the extent determined by the Board to be reasonably necessary to comply with applicable tax law, including but not limited to changes necessary to avoid imposition of additional income tax on the Executive pursuant to Section 409A of the Code, or

28.2 by an agreement, in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

EXECUTIVE	AIRTRAN HOLDINGS, INC.

/s/ ROBERT FORNARO	By:	/s/ JOSEPH B. LEONARD
ROBERT FORNARO		JOSEPH B. LEONARD CHAIRMAN AND CHIEF EXECUTIVE OFFICER